Exhibit 99.1

Phathom Pharmaceuticals Reports Fourth Quarter and Full Year 2020

Financial Results and Highlights Pipeline and Business Progress

FLORHAM PARK, N.J., March 30, 2021 — Phathom Pharmaceuticals, Inc. (Nasdaq: PHAT), a late clinical-stage biopharmaceutical company focused on developing and commercializing novel treatments for gastrointestinal diseases, today reported financial results for the fourth quarter and full year ended December 31, 2020 and provided highlights of pipeline and business progress.

“During 2020 our teams made significant progress advancing the clinical development of vonoprazan and building the foundation to become a leader in the gastrointestinal space,” said Terrie Curran, President and Chief Executive Officer of Phathom. “Our accomplishments position Phathom for a catalyst-rich year in 2021, when we expect to share results from our pivotal Phase 3 trials in H. pylori infection and erosive esophagitis and expand our vonoprazan development program into non-erosive reflux disease (NERD). Building on our momentum from 2020, we are well-positioned financially and operationally to continue our efforts in bringing vonoprazan to the millions of underserved patients with acid-related disorders.”

Fourth Quarter 2020 and Recent Business Highlights:

•	Completed patient enrollment in pivotal Phase 3 trial for vonoprazan in erosive esophagitis (PHALCON-EE).

•	Completed patient enrollment in pivotal Phase 3 trial for vonoprazan in H. pylori infection (PHALCON-HP).

•	Announced the planned expansion of vonoprazan development program into NERD.

•

Completed a successful public offering of common stock with net proceeds of approximately $89 million to fund the clinical development of vonoprazan and for working capital and general corporate purposes, including pre-commercial activities.

2021 Expected Milestones

•	Topline results for PHALCON-HP in the second quarter of 2021.

•	Initiation of Phase 2 non-erosive reflux disease (NERD) trial in the second quarter of 2021.

•	NDA submission for H. pylori in the second half of 2021.

•	Topline results for PHALCON-EE in the second half of 2021.

•	Enrollment completion of Phase 2 NERD trial in the second half of 2021.

Fourth Quarter and Full Year 2020 Financial Results:

•	Fourth quarter net loss for 2020 was $53.7 million, compared to $98.0 million for fourth quarter 2019.

•	Fourth quarter net loss for 2020 was driven by a net loss from operations of $52.4 million, which included a non-cash charge related to stock-based compensation of $2.3 million.

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Fourth quarter net loss for 2019 was driven by a non-cash charge related to the change in fair value of warrant liabilities of $37.2 million, a non-cash charge related to the change in fair value of convertible promissory notes of $44.6 million, and net loss from operations of $15.7 million, which included a non-cash charge related to stock-based compensation of $0.3 million.

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Fourth quarter 2020 research and development expenses increased to $41.6 million compared to $12.7 million for fourth quarter 2019 as a result of higher clinical trial costs and personnel-related expenses related to the development of vonoprazan, including the acceleration of patient enrollment in the current quarter.

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Fourth quarter 2020 general and administrative expenses increased to $10.8 million compared to $3.0 million for fourth quarter 2019 due to the ongoing buildout of administrative and commercial functions.

•	Full year net loss for 2020 was $129.1 million, compared to $255.1 million in 2019.

•	Full year net loss for 2020 was driven by a net loss from operations of $125.7 million, which included a non-cash charge related to stock-based compensation of $5.8 million.

•

Full year net loss for 2019 was driven by a non-cash charge related to the change in fair value of warrant liabilities of $96.3 million, a non-cash charge related to the change in fair value of convertible promissory notes of $49.5 million, and net loss from operations of $106.2 million, which included a non-cash charge related to stock-based compensation of $0.4 million.

•

Full year research and development expenses for 2020 increased to $98.2 million compared to $20.4 million in 2019 as a result of higher clinical trial costs and personnel-related expenses following the in-licensing of vonoprazan in the second quarter of 2019, including the acceleration of patient enrollment in 2020.

•	In-process research and development expenses of $78.9 million in 2019 consisted of the purchase price for the vonoprazan research and development assets we in-licensed in the second quarter of 2019.

•	Full year general and administrative expenses for 2020 increased to $27.5 million from $6.9 million in 2019 due to the ongoing buildout of administrative and commercial functions.

•	As of December 31, 2020, cash and cash equivalents were $287.5 million.

About Vonoprazan

Vonoprazan is an oral small molecule potassium-competitive acid blocker (P-CAB). P-CABs are a novel class of medicines that block acid secretion in the stomach. Vonoprazan has shown the potential to have rapid, potent, and durable anti-secretory effects as a single agent in the treatment of gastroesophageal reflux disease (GERD) and in combination with antibiotics for the treatment of Helicobacter pylori (H. pylori)

infection. Phathom in-licensed the U.S., European, and Canadian rights to vonoprazan from Takeda, which completed 19 Phase 3 trials for vonoprazan and received marketing approval in Japan and numerous other countries in Asia and Latin America.

About PHALCON-EE

PHALCON-EE is a randomized, double-blind, two-phase, multicenter Phase 3 trial that has completed enrollment of patients with erosive esophagitis (EE) in the U.S. and Europe. The first phase of the trial is evaluating the efficacy and safety of vonoprazan 20 mg administered once-daily (QD) compared to lansoprazole 30 mg QD for the healing of EE for up to eight weeks. The second phase of the trial is evaluating the efficacy and safety of vonoprazan 10 mg QD and 20 mg QD compared to lansoprazole 15 mg QD for the maintenance of healing of EE for 24 weeks. Both phases are also evaluating heartburn symptoms.

About PHALCON-HP

PHALCON-HP is a randomized, multicenter, Phase 3 trial that has completed enrollment of patients with H. pylori infection in the U.S. and Europe. Participants are randomized 1:1:1 to one of three arms: vonoprazan 20 mg administered twice a day (BID) and amoxicillin 1g administered three times a day (TID); vonoprazan 20 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID; and lansoprazole 30 mg BID, amoxicillin 1 g BID and clarithromycin 500 mg BID. Each treatment regimen is being administered for 14 days. PHALCON-HP is evaluating the percentage of patients with successful eradication of H. pylori infection.

About Phathom

Phathom Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel treatments for gastrointestinal diseases and disorders. Phathom has in-licensed the exclusive rights in the United States, Europe, and Canada to vonoprazan, a novel potassium competitive acid blocker (P-CAB) in late-stage development for the treatment of acid-related disorders. For more information about Phathom, visit the Company’s website at www.phathompharma.com or follow the Company on social media: LinkedIn at www.linkedin.com/company/phathompharma and Twitter @PhathomPharma.

Forward Looking Statements

Phathom cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding the expected availability of topline results from the PHALCON-EE and PHALCON-HP Phase 3 clinical trials; the expected submission of a New Drug Application for the eradication of H. pylori infection; and the expected initiation and completion of enrollment in the Phase 2 NERD study. The inclusion of forward-looking statements should not be regarded as a representation by Phathom that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Phathom’s business, including, without limitation: potential additional delays in the commencement, enrollment and completion of clinical trials due to the COVID-19 pandemic and other factors outside of Phathom’s control; patients already enrolled in PHALCON-EE and PHALCON-HP may not complete the clinical trials or public health conditions and governmental restrictions may lead Phathom to stop such trials all together, which may adversely impact its trial results and development plans; Phathom’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of vonoprazan that may limit its development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; QIDP and Fast Track designations may be withdrawn or not actually lead to a faster development or regulatory review or extended exclusivity, and would not assure FDA approval of vonoprazan; Phathom’s ability to obtain and maintain intellectual property protection for vonoprazan; Phathom’s ability to comply with its license agreement with Takeda; Phathom’s ability to maintain undisrupted business operations due to the ongoing spread of the COVID-19 coronavirus, including delaying or otherwise disrupting its clinical trials, manufacturing and supply chain, and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Phathom undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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CONTACTS

Media Contact:

Nick Benedetto

1-877-742-8466

media@phathompharma.com

Investor Contact:

Todd Branning

1-877-742-8466

ir@phathompharma.com

PHATHOM PHARMACEUTICALS, INC.

Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Operating expenses:
Research and development (includes related party amounts of $1,136, $1,036, $2,812, and $1,243 respectively)	$41,654	$12,704	$98,148	$20,374
In-process research and development	—	—	—	78,897
General and administrative (includes related party amounts of $18, $138, $157, and $312, respectively)	10,785	2,989	27,517	6,944

Total operating expenses	52,439	15,693	125,665	106,215

Loss from operations	(52,439)	(15,693)	(125,665)	(106,215)

Other income (expense):
Interest income	16	559	1,091	1,089
Interest expense (includes related party amounts of $0, $(93), $0 and $(590), respectively)	(1,296)	(1,039)	(4,581)	(4,177)
Change in fair value of warrant liabilities (includes related party amounts of $0, $(37,247), $0 and $(96,278), respectively)	—	(37,212)	95	(96,272)
Change in fair value of convertible promissory notes (includes related party amounts of $0, $(9,888), $0, and $(10,941), respectively)	—	(44,618)	—	(49,546)
Other income (expense)	(2)	(3)	(8)	(10)

Total other income (expense)	(1,282)	(82,313)	(3,403)	(148,916)

Net loss	$(53,721)	$(98,006)	$(129,068)	$(255,131)

Net loss per share, basic and diluted	$(1.58)	$(3.97)	$(3.88)	$(22.45)

Weighted-average shares of common stock outstanding, basic and diluted	34,060,291	24,706,661	33,228,158	11,366,916

PHATHOM PHARMACEUTICALS, INC.

Balance Sheets

(Unaudited)

(in thousands, except share and par value amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$287,496	$243,765
Prepaid expenses and other current assets (including related party amounts of $82 and $0, respectively)	3,872	11,836

Total current assets	291,368	255,601
Property, plant and equipment, net	986	463
Operating lease right-of-use assets	2,373	933
Other long-term assets	384	181

Total assets	$295,111	$257,178

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable (including related party amounts of $173 and $200, respectively)	$16,782	$699
Accrued clinical trial expenses	19,997	—
Accrued expenses (including related party amounts of $734 and $308, respectively)	10,606	2,319
Accrued interest	312	156
Current portion of long-term debt	7,353	—
Operating lease liabilities, current	474	161
Warrant liabilities	—	413

Total current liabilities	55,524	3,748
Long-term debt, net of discount	39,634	22,777
Operating lease liabilities	1,557	635
Other long-term liabilities	4,125	2,063

Total liabilities	100,840	29,223

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; authorized shares — 40,000,000 at December 31, 2020 and 2019; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.0001 par value; authorized shares —400,000,000 at December 31, 2020 and 2019; issued shares— 31,262,769 and 28,964,506 at December 31, 2020 and 2019, respectively; outstanding shares— 28,516,010 and 24,728,258 at December 31, 2020 and 2019, respectively	3	2
Additional paid-in capital	579,755	484,372
Accumulated deficit	(385,487)	(256,419)

Total stockholders’ equity	194,271	227,955

Total liabilities and stockholders’ equity	$295,111	$257,178